SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                    INFORMATION TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULE 13d-1(b), (c) AND (d)
               AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

                               (AMENDMENT NO. 4)*

                           DIGITAL ANGEL CORPORATION
              (formerly known as Applied Digital Solutions, Inc.)
                      -----------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.01 per share
                    ----------------------------------------
                         (Title of Class of Securities)

                                   25383A200
                                   ---------
                                 (CUSIP Number)

                               December 31, 2010
                                 --------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_| Rule 13d-1 (b)
         |X| Rule 13d-1 (c)
         |_| Rule 13d-1 (d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 25383A200
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON: Valens Capital Management, LLC
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-8903345
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) |_|
                                                            (b) |X|
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------
NUMBER OF    5    SOLE VOTING POWER:  0 shares of Common Stock. *
SHARES       -------------------------------------------------------------------
BENEFICIALLY 6    SHARED VOTING POWER:  685,110 shares of Common Stock.  *
OWNED BY     -------------------------------------------------------------------
EACH         7    SOLE DISPOSITIVE POWER:  0 shares of Common Stock. *
REPORTING    -------------------------------------------------------------------
PERSON       8    SHARED DISPOSITIVE POWER:  685,110 shares of Common Stock. *
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          685,110 shares of Common Stock
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          |_|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          2.35%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON
          OO
--------------------------------------------------------------------------------

* Based on 29,152,126 shares of the common stock, par value $0.01 per share (the "Shares") outstanding of Digital Angel Corporation (formerly known as Applied Digital Solutions, Inc.), a Delaware corporation (the "Company"), outstanding as of November 12, 2010, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010. As of December 31, 2010, Valens Offshore SPV I, Ltd. )"Valens SPV I"), Valens Offshore SPV II, Corp. ("Valens SPV II"), Valens U.S. SPV I, LLC ("Valens US"), and PSource Structured Debt Limited ("PSource" and together with Valens SPV I, Valens SPV II and Valens US, the "Investors") held 685,110 Shares. Valens SPV I Valens SPV II and Valens US are managed by Valens Capital Management, LLC ("VCM"). PSource is managed by Laurus Capital Management, LLC ("LCM"), subject to certain preapproval rights of the board of directors of PSource. Eugene Grin and David Grin, through other entities, are the controlling principals of VCM and LCM, and share voting and investment power over the securities owned by the Investors reported in this
Schedule 13G, as amended.

CUSIP No. 25383A200
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON: Valens Offshore SPV I, Ltd.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) |_|
                                                                      (b) |X|
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF    5    SOLE VOTING POWER:  0 shares of Common Stock. *
SHARES       -------------------------------------------------------------------
BENEFICIALLY 6    SHARED VOTING POWER:  685,110 shares of Common Stock.  *
OWNED BY     -------------------------------------------------------------------
EACH         7    SOLE DISPOSITIVE POWER:  0 shares of Common Stock. *
REPORTING    -------------------------------------------------------------------
PERSON       8    SHARED DISPOSITIVE POWER:  685,110 shares of Common Stock. *
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          685,110 shares of Common Stock
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          |_|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          2.35%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON
          CO
--------------------------------------------------------------------------------
* Based on 29,152,126 shares of the common stock, par value $0.01 per share (the "Shares") outstanding of Digital Angel Corporation (formerly known as Applied Digital Solutions, Inc.), a Delaware corporation (the "Company"), outstanding as of November 12, 2010, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010. As of December 31, 2010, Valens Offshore SPV I, Ltd. )"Valens SPV I"), Valens Offshore SPV II, Corp. ("Valens SPV II"), Valens U.S. SPV I, LLC ("Valens US"), and PSource Structured Debt Limited ("PSource" and together with Valens SPV I, Valens SPV II and Valens US, the "Investors") held 685,110 Shares. Valens SPV I, Valens SPV II and Valens US are managed by Valens Capital Management, LLC ("VCM"). PSource is managed by Laurus Capital Management, LLC ("LCM"), subject to certain preapproval rights of the board of directors of PSource. Eugene Grin and David Grin, through other entities, are the controlling principals of VCM and LCM, and share voting and investment power over the securities owned by the Investors reported in this
Schedule 13G, as amended.

CUSIP No. 25383A200
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON: Valens Offshore SPV II, Corp.

          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 98-0539781
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) |_|
                                                            (b) |X|
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------
NUMBER OF    5    SOLE VOTING POWER:  0 shares of Common Stock. *
SHARES       -------------------------------------------------------------------
BENEFICIALLY 6    SHARED VOTING POWER:  685,110 shares of Common Stock.  *
OWNED BY     -------------------------------------------------------------------
EACH         7    SOLE DISPOSITIVE POWER:  0 shares of Common Stock. *
REPORTING    -------------------------------------------------------------------
PERSON       8    SHARED DISPOSITIVE POWER:  685,110 shares of Common Stock. *
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          685,110 shares of Common Stock
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          |_|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          2.35%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON
          CO
--------------------------------------------------------------------------------

* Based on 29,152,126 shares of the common stock, par value $0.01 per share (the "Shares") outstanding of Digital Angel Corporation (formerly known as Applied Digital Solutions, Inc.), a Delaware corporation (the "Company"), outstanding as of November 12, 2010, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010. As of December 31, 2010, Valens Offshore SPV I, Ltd. )"Valens SPV I"), Valens Offshore SPV II, Corp. ("Valens SPV II"), Valens U.S. SPV I, LLC ("Valens US"), and PSource Structured Debt Limited ("PSource" and together with Valens SPV I, Valens SPV II and Valens US, the "Investors") held 685,110 Shares. Valens SPV I Valens SPV II and Valens US are managed by Valens Capital Management, LLC ("VCM"). PSource is managed by Laurus Capital Management, LLC ("LCM"), subject to certain preapproval rights of the board of directors of PSource. Eugene Grin and David Grin, through other entities, are the controlling principals of VCM and LCM, and share voting and investment power over the securities owned by the Investors reported in this
Schedule 13G, as amended.

CUSIP No. 25383A200
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON: Valens U.S. SPV I, LLC
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-8903266
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) |_|
                                                            (b) |X|
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------
NUMBER OF    5    SOLE VOTING POWER:  0 shares of Common Stock. *
SHARES       -------------------------------------------------------------------
BENEFICIALLY 6    SHARED VOTING POWER:  685,110 shares of Common Stock.  *
OWNED BY     -------------------------------------------------------------------
EACH         7    SOLE DISPOSITIVE POWER:  0 shares of Common Stock. *
REPORTING    -------------------------------------------------------------------
PERSON       8    SHARED DISPOSITIVE POWER:  685,110 shares of Common Stock. *
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          685,110 shares of Common Stock
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          |_|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          2.35%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON
          OO
--------------------------------------------------------------------------------

* Based on 29,152,126 shares of the common stock, par value $0.01 per share (the "Shares") outstanding of Digital Angel Corporation (formerly known as Applied Digital Solutions, Inc.), a Delaware corporation (the "Company"), outstanding as of November 12, 2010, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010. As of December 31, 2010, Valens Offshore SPV I, Ltd. )"Valens SPV I"), Valens Offshore SPV II, Corp. ("Valens SPV II"), Valens U.S. SPV I, LLC ("Valens US"), and PSource Structured Debt Limited ("PSource" and together with Valens SPV I, Valens SPV II and Valens US, the "Investors") held 685,110 Shares. Valens SPV I Valens SPV II and Valens US are managed by Valens Capital Management, LLC ("VCM"). PSource is managed by Laurus Capital Management, LLC ("LCM"), subject to certain preapproval rights of the board of directors of PSource. Eugene Grin and David Grin, through other entities, are the controlling principals of VCM and LCM, and share voting and investment power over the securities owned by the Investors reported in this
Schedule 13G, as amended.

CUSIP No. 25383A200
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON: Psource Structured Debt Limited
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) |_|
                                                            (b) |X|
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          Guernsey
--------------------------------------------------------------------------------
NUMBER OF    5    SOLE VOTING POWER:  0 shares of Common Stock. *
SHARES       -------------------------------------------------------------------
BENEFICIALLY 6    SHARED VOTING POWER:  685,110 shares of Common Stock.  *
OWNED BY     -------------------------------------------------------------------
EACH         7    SOLE DISPOSITIVE POWER:  0 shares of Common Stock. *
REPORTING    -------------------------------------------------------------------
PERSON       8    SHARED DISPOSITIVE POWER:  685,110 shares of Common Stock. *
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          685,110 shares of Common Stock
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          |_|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          2.35%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON
          OO
--------------------------------------------------------------------------------

* Based on 29,152,126 shares of the common stock, par value $0.01 per share (the "Shares") outstanding of Digital Angel Corporation (formerly known as Applied Digital Solutions, Inc.), a Delaware corporation (the "Company"), outstanding as of November 12, 2010, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010. As of December 31, 2010, Valens Offshore SPV I, Ltd. )"Valens SPV I"), Valens Offshore SPV II, Corp. ("Valens SPV II"), Valens U.S. SPV I, LLC ("Valens US"), and PSource Structured Debt Limited ("PSource" and together with Valens SPV I, Valens SPV II and Valens US, the "Investors") held 685,110 Shares. Valens SPV I Valens SPV II and Valens US are managed by Valens Capital Management, LLC ("VCM"). PSource is managed by Laurus Capital Management, LLC ("LCM"), subject to certain preapproval rights of the board of directors of PSource. Eugene Grin and David Grin, through other entities, are the controlling principals of VCM and LCM, and share voting and investment power over the securities owned by the Investors reported in this
Schedule 13G, as amended.

CUSIP No. 25383A200
--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON: Laurus Capital Management, LLC
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:  13-4150669
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) |_|
                                                            (b) |X|
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
NUMBER OF    5    SOLE VOTING POWER:  0 shares of Common Stock. *
SHARES       -------------------------------------------------------------------
BENEFICIALLY 6    SHARED VOTING POWER:  685,110 shares of Common Stock. *
OWNED BY     -------------------------------------------------------------------
EACH         7    SOLE DISPOSITIVE POWER:  0 shares of Common Stock. *
REPORTING    -------------------------------------------------------------------
PERSON       8    SHARED DISPOSITIVE POWER:  685,110 shares of Common Stock. *
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           685,110 shares of Common Stock
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           |_|
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           2.35 %
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON
           OO
--------------------------------------------------------------------------------

* Based on 29,152,126 shares of the common stock, par value $0.01 per share (the "Shares") outstanding of Digital Angel Corporation (formerly known as Applied Digital Solutions, Inc.), a Delaware corporation (the "Company"), outstanding as of November 12, 2010, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010. As of December 31, 2010, Valens Offshore SPV I, Ltd. )"Valens SPV I"), Valens Offshore SPV II, Corp. ("Valens SPV II"), Valens U.S. SPV I, LLC ("Valens US"), and PSource Structured Debt Limited ("PSource" and together with Valens SPV I, Valens SPV II and Valens US, the "Investors") held 685,110 Shares. Valens SPV I Valens SPV II and Valens US are managed by Valens Capital Management, LLC ("VCM"). PSource is managed by Laurus Capital Management, LLC ("LCM"), subject to certain preapproval rights of the board of directors of PSource. Eugene Grin and David Grin, through other entities, are the controlling principals of VCM and LCM, and share voting and investment power over the securities owned by the Investors reported in this
Schedule 13G, as amended.

CUSIP No. 25383A200
--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON: David Grin

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) |_|
                                                            (b) |X|
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           United States and Israel
--------------------------------------------------------------------------------
NUMBER OF    5    SOLE VOTING POWER:  0 shares of Common Stock. *
SHARES       -------------------------------------------------------------------
BENEFICIALLY 6    SHARED VOTING POWER:  685,110 shares of Common Stock. *
OWNED BY     -------------------------------------------------------------------
EACH         7    SOLE DISPOSITIVE POWER:  0 shares of Common Stock. *
REPORTING    -------------------------------------------------------------------
PERSON       8    SHARED DISPOSITIVE POWER:  685,110 shares of Common Stock. *
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          685,110 shares of Common Stock
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          |_|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          2.35%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON
          IN
--------------------------------------------------------------------------------

* Based on 29,152,126 shares of the common stock, par value $0.01 per share (the "Shares") outstanding of Digital Angel Corporation (formerly known as Applied Digital Solutions, Inc.), a Delaware corporation (the "Company"), outstanding as of November 12, 2010, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010. As of December 31, 2010, Valens Offshore SPV I, Ltd. )"Valens SPV I"), Valens Offshore SPV II, Corp. ("Valens SPV II"), Valens U.S. SPV I, LLC ("Valens US"), and PSource Structured Debt Limited ("PSource" and together with Valens SPV I, Valens SPV II and Valens US, the "Investors") held 685,110 Shares. Valens SPV I Valens SPV II and Valens US are managed by Valens Capital Management, LLC ("VCM"). PSource is managed by Laurus Capital Management, LLC ("LCM"), subject to certain preapproval rights of the board of directors of PSource. Eugene Grin and David Grin, through other entities, are the controlling principals of VCM and LCM, and share voting and investment power over the securities owned by the Investors reported in this
Schedule 13G, as amended.

CUSIP No. 25383A200
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON:  Eugene Grin
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) |_|
                                                            (b) |X|
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
NUMBER OF    5    SOLE VOTING POWER:  0 shares of Common Stock.*
SHARES       -------------------------------------------------------------------
BENEFICIALLY 6    SHARED VOTING POWER:  685,110 shares of Common Stock. *
OWNED BY     -------------------------------------------------------------------
EACH         7    SOLE DISPOSITIVE POWER:  0 shares of Common Stock. *
REPORTING    -------------------------------------------------------------------
PERSON       8    SHARED DISPOSITIVE POWER:  685,110 shares of Common Stock. *
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          685,110 shares of Common Stock
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          |_|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          2.35%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON
          IN
--------------------------------------------------------------------------------

* Based on 29,152,126 shares of the common stock, par value $0.01 per share (the "Shares") outstanding of Digital Angel Corporation (formerly known as Applied Digital Solutions, Inc.), a Delaware corporation (the "Company"), outstanding as of November 12, 2010, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010. As of December 31, 2010, Valens Offshore SPV I, Ltd. )"Valens SPV I"), Valens Offshore SPV II, Corp. ("Valens SPV II"), Valens U.S. SPV I, LLC ("Valens US"), and PSource Structured Debt Limited ("PSource" and together with Valens SPV I, Valens SPV II and Valens US, the "Investors") held 685,110 Shares. Valens SPV I Valens SPV II and Valens US are managed by Valens Capital Management, LLC ("VCM"). PSource is managed by Laurus Capital Management, LLC ("LCM"), subject to certain preapproval rights of the board of directors of PSource. Eugene Grin and David Grin, through other entities, are the controlling principals of VCM and LCM, and share voting and investment power over the securities owned by the Investors reported in this
Schedule 13G, as amended.

CUSIP No. 25383A200

Item 1(a). Name of Issuer: Digital Angel Corporation (formerly known as Applied Digital Solutions, Inc.)

Item 1(b).  Address of Issuer's Principal Executive Offices:
            490 Villaume Avenue
            South St. Paul, Minnesota 55075

Item 2(a).  Name of Person Filing:  Valens Capital Management, LLC.

            This Schedule 13G is also filed on behalf of Laurus Capital Management, LLC, a Delaware limited liability company, Valens U.S. SPV I, LLC, a Delaware limited liability company, Valens Offshore SPV I, Ltd., a Cayman Islands limited company, Valens Offshore SPV II, Corp., a Delaware corporation, PSource Structured Debt Limited, a closed-ended company incorporated with limited liability in Guernsey, Eugene Grin and David Grin. Laurus Capital Management, LLC manages PSource Structured Debt Limited, subject to certain preapproval rights of the board of directors of PSource Structured Debt Limited. Valens Capital Management, LLC manages Valens Offshore SPV II, Corp. and Valens U.S. SPV I, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Valens Capital Management, LLC and Laurus Capital Management, LLC and share voting and investment power over the shares owned by Valens U.S. SPV I, LLC, Valens Offshore SPV II, Corp. and PSource Structured Debt Limited. Information related to each of Laurus Capital Management, LLC, Valens U.S. SPV I, LLC, Valens Offshore SPV II, Corp., PSource Structured Debt Limited, Eugene Grin and David Grin is set forth on Appendix A hereto.

Item 2(b).  Address of Principal Business Office or if none, Residence:
            875 Third Avenue, 3rd Floor, New York, NY 10022

Item 2(c).  Citizenship:  Delaware

Item 2(d).  Title of Class of Securities: Common Stock ("Common Stock")

Item 2(e).  CUSIP Number:  038188306

Item 3.     Not Applicable

Item 4.     Ownership:

       (a)  Amount Beneficially Owned: 685,110 shares of Common Stock

       (b)  Percent of Class: 2.35%

       (c)  Number of shares as to which such person has:

            (i) sole power to vote or to direct the vote: 0 shares of Common Stock.*

            (ii) shared power to vote or to direct the vote: 685,110 shares of Common Stock. *

            (iii) sole power to dispose or to direct the disposition of: 0 shares of Common Stock. *

            (iv)  shared power to dispose or to direct the disposition of:
                  685,110 shares of Common Stock. *

Item 5. Ownership of Five Percent or Less of a Class: If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the owner of more than five percent of the class of securities, check the following: |X|

Item 6.     Ownership of More than Five Percent on Behalf of Another Person:
            Not applicable

Item 7.     Identification and Classification of Subsidiary Which Acquired the
            Securities:  Not applicable

Item 8.     Identification and Classification of Members of the Group:
            Not applicable

Item 9.     Notice of Dissolution of Group: Not applicable

Item 10.    Certification:

            By signing below, I certify to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

----------------------------------------------------

* Based on 29,152,126 shares of the common stock, par value $0.01 per share (the "Shares") outstanding of Digital Angel Corporation (formerly known as Applied Digital Solutions, Inc.), a Delaware corporation (the "Company"), outstanding as of November 12, 2010, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010. As of December 31, 2010, Valens Offshore SPV I, Ltd. )"Valens SPV I"), Valens Offshore SPV II, Corp. ("Valens SPV II"), Valens U.S. SPV I, LLC ("Valens US"), and PSource Structured Debt Limited ("PSource" and together with Valens SPV I, Valens SPV II and Valens US, the "Investors") held 685,110 Shares. Valens SPV I Valens SPV II and Valens US are managed by Valens Capital Management, LLC ("VCM"). PSource is managed by Laurus Capital Management, LLC ("LCM"), subject to certain preapproval rights of the board of directors of PSource. Eugene Grin and David Grin, through other entities, are the controlling principals of VCM and LCM, and share voting and investment power over the securities owned by the Investors reported in this
Schedule 13G, as amended.

CUSIP No. 25383A200

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    February 11, 2011
                                    ----------------
                                    Date

                                    Valens Capital Management, LLC.


                                    /s/ Eugene Grin
                                    ----------------
                                    Eugene Grin
                                    Principal

CUSIP No. 038188306

APPENDIX A


A. Name: Laurus Capital Management, LLC, a Delaware limited liability company

   Address:             875 Third Avenue, 3rd Floor
                        New York, New York 10022
   Place of
   Organization:        Delaware


B. Name:                Valens U.S. SPV I, LLC, a Delaware limited liability
                        Company

   Address:             c/o Valens Capital Management, LLC
                        875 Third Avenue, 3rd Floor
                        New York, New York 10022
   Place of
   Organization:        Delaware

C. Name:                Valens Offshore SPV I, Ltd., a Cayman Islands limited
                        Company

   Address:             c/o Valens Capital Management, LLC
                        875 Third Avenue, 3rd Floor
                        New York, New York 10022
   Place of
   Organization:        Cayman Islands

D. Name:                Valens Offshore SPV II, Corp., a Delaware corporation

   Address:             c/o Valens Capital Management, LLC
                        875 Third Avenue, 3rd Floor
                        New York, New York 10022
   Place of
   Organization:        Delaware


E. Name: PSource Structured Debt Limited, a closed-ended company incorporated with limited liability in Guernsey

   Address:             c/o Laurus Capital Management, LLC
                        875 Third Avenue, 3rd Floor
                        New York, New York 10022
   Place of
   Organization:        Guernsey


F. Name:                David Grin

   Address:             c/o Laurus Capital Management, LLC
                        875 Third Avenue, 3rd Floor
                        New York, New York 10022

   Principal
   Occupation:          Principal of Laurus Capital Management, LLC, and Valens
                        Capital Management, LLC

   Citizenship:         United States and Israel


G. Name:                Eugene Grin

   Address:             c/o Laurus Capital Management, LLC
                        875 Third Avenue, 3rd Floor
                        New York, New York 10022
   Principal
   Occupation:          Principal of Laurus Capital Management, LLC, and Valens
                        Capital Management, LLC

   Citizenship:         United States

CUSIP No. 25383A200

Each of Laurus Capital Management, LLC, Valens Offshore SPV I, Ltd., Valens Offshore SPV II, Corp., Valens U.S. SPV I, LLC, PSource Structured Debt Limited, David Grin and Eugene Grin hereby agree, by their execution below, that the
Schedule 13G to which this Appendix A is attached is filed on behalf of each of them, respectively.


PSource Structured Debt Limited

By: Laurus Capital Management, LLC,
individually and as investment manager

/s/ Eugene Grin
-----------------------------------------
    Eugene Grin
    Authorized Signatory
    February 11, 2011


Valens Offshore SPV I, Ltd.
Valens Offshore SPV II, Corp.

Valens U.S. SPV I, LLC

By: Valens Capital Management, LLC
individually and as investment manager

/s/ Eugene Grin
-----------------------------------------
    Eugene Grin
    Authorized Signatory
    February 11, 2011


/s/ David Grin
-----------------------------------------
    David Grin, on his individual behalf
    February 11, 2011

/s/ Eugene Grin
-----------------------------------------
    Eugene Grin, on his individual behalf
    February 11, 2011